Cronos Group Reports 2022 Fourth Quarter and Full-Year Results Consolidated net revenue increased 23% in Full Year 2022 compared to Full Year 2021; on a constant currency basis consolidated net revenue increased 28% in Full Year 2022 compared to Full Year 2021 Net revenue in Israel increased 128% in Full Year 2022 compared to Full Year 2021; on a constant currency basis net revenue in Israel increased 137% in Full Year 2022 compared to Full Year 2021 Ended 2022 with $878 million in cash and short-term investments Spinach® became the number one edible brand in Canada in January 2023 TORONTO, February 28, 2023 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announces its 2022 fourth quarter and full-year business results. “2022 was a transformative year for Cronos in which we executed a business realignment, including a cost savings program, while staying laser focused on continuing to build our portfolio of borderless products,” said Mike Gorenstein, Chairman, President and CEO of Cronos. “We exceeded our originally stated goal by saving $28.7 million in operating expenses in 2022, to right-size our cost structure to be more adaptable to the changing landscape we face globally in the cannabis industry. A significant amount of work went into building the Spinach® brand and creating the right products for it, which culminated in the brand achieving the number one market share in the Canadian edibles category in January 2023. This achievement was validation of our innovation capabilities and is encouraging as we prepare to further expand our portfolio of borderless products. Additionally, Peace Naturals® continues to be a leading medical cannabis brand in Israel, supported by our robust genetics portfolio, which is a testament to our capabilities in building iconic brands that resonate with consumers across the globe. Looking forward to 2023, we are excited about our product and innovation pipelines across categories and we look forward to bringing differentiated products to market that elevate the consumer experience.” Exhibit 99.1

Financial Results

(in thousands of USD)	Three months ended December 31,		Change		Year ended December 31,		Change	
	2022	2021	$	%	2022	2021	$	%
Net revenue								
United States	$ 854	$ 3,106	$ (2,252)	(73)%	$ 5,155	$ 9,874	$ (4,719)	(48)%
Rest of World	22,033	22,689	(656)	(3)%	86,749	64,561	22,188	34 %
Consolidated net revenue	22,887	25,795	(2,908)	(11)%	91,904	74,435	17,469	23 %
Cost of sales	23,121	23,852	(731)	(3)%	79,935	80,008	(73)	— %
Inventory write-down	—	—	—	N/A	—	11,961	(11,961)	(100)%
Gross profit	$ (234)	$ 1,943	$ (2,177)	(112)%	$ 11,969	$ (17,534)	$ 29,503	168 %
Gross margin[(i)]	(1)%	8 %	N/A	(9)pp	13 %	(24)%	N/A	37 pp
Net income (loss)[(ii)]	$(78,857)	$(133,892)	$ 55,035	41 %	$(168,734)	$(397,204)	$ 228,470	58 %
Adjusted EBITDA[(iii)]	$(21,212)	$(27,357)	$ 6,145	22 %	$(80,608)	$(160,463)	$ 79,855	50 %
Other Data								
Cash and cash equivalents[(iv)]	$764,644	$886,973	$ (122,329)	(14)%				
Short-term investments[(iv)]	113,077	117,684	(4,607)	(4)%				
Capital expenditures[(v)]	768	567	201	35 %	5,032	12,262	(7,230)	(59)%

(i) Gross margin is defined as gross profit divided by net revenue.
(ii) Net income (loss) of $(78.9) million in Q4 2022 improved by $55.0 million from Q4 2021. The improvement year-over-year was primarily driven by a $122.9 million impairment loss on long lived assets in Q4 2021 that did not occur in Q4 2022.
(iii) See "Non-GAAP Measures" for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization ("Adjusted EBITDA") to net income (loss).
(iv) Dollar amounts are as of the last day of the period indicated.
(v) Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Fourth Quarter 2022

- Net revenue of $22.9 million in Q4 2022 decreased by $2.9 million from Q4 2021. The decrease year-over-year was primarily driven by lower cannabis flower sales in the Canadian adult-use market driven largely by adverse price/mix shift, lower sales in the U.S. segment and the impact of the weakening Canadian dollar against the U.S. dollar during the period, partially offset by an increase in net revenue in the Israeli medical market.
- Gross profit of $(0.2) million in Q4 2022 declined by $2.2 million from Q4 2021. The decline year-over-year was primarily driven by reduced gross profit in the Rest of World ("ROW") segment, mainly driven by lower cannabis flower sales in Canada, increased inventory reserves in the U.S. segment as we transitioned away from beauty products, lower fixed cost absorption and packaging changes in the ROW segment, partially offset by increased sales of cannabis flower in Israel, a favorable mix of cannabis extract products that carry a higher margin profile than other product categories, and lower cannabis biomass costs.
- Adjusted EBITDA of $(21.2) million in Q4 2022 improved by $6.1 million from Q4 2021. The improvement year-over-year was primarily driven by decreases in general and administrative expenses, sales and marketing expenses, and research and development expenses primarily as a result of the Company's strategic realignment (the "Realignment").

Full-Year 2022

- Net revenue of $91.9 million in Full-Year 2022 increased by $17.5 million from Full-Year 2021. The increase year-over-year was primarily driven by an increase in net revenue in the ROW segment driven by growth in the Israeli medical market and higher extract sales in the Canadian adult-use market, partially offset by a reduction in revenue in the U.S. segment, an adverse price/mix shift in the cannabis flower category in Canada and the impact of the weakened Canadian dollar against the U.S. dollar during the period.

• Gross profit of $12.0 million in Full-Year 2022 improved by $29.5 million from Full-Year 2021. The improvement year- over-year was primarily driven by increased revenue in the ROW segment, mainly driven by a favorable mix of cannabis extract products in Canada that carry a higher margin profile than other product categories, higher sales of cannabis flower in Israel, the absence of inventory write-downs in 2022 and lower cannabis biomass costs. The increases were partially offset by increased inventory reserves in the U.S. segment as we transitioned away from beauty products and lower fixed cost absorption. • Adjusted EBITDA of $(80.6) million in Full-Year 2022 improved by $79.9 million from Full-Year 2021. The improvement year-over-year was primarily driven by an improvement in gross profit and decreases in general and administrative expenses, sales and marketing expenses, and research and development expenses primarily as a result of the Realignment.

Business Updates Strategic and Organizational Update In March 2022, following the evaluation of our global supply chain, we announced the planned exit of our Peace Naturals Campus. Cronos participates in an industry that is constantly evolving, so it is important for the Company to stay agile. To do that, the Company continues transitioning towards a more flexible footprint, ensuring we have the capabilities to execute in current and future market opportunities. To that end, Cronos has decided to maintain select components of its operations at the Peace Naturals Campus, namely distribution and warehousing, certain R&D activities and manufacturing of certain of the Company’s proprietary innovation products. Following the $28.7 million in operating expense savings in 2022, we have identified an additional $10 to $20 million we anticipate saving across operating expense categories in 2023, primarily driven by savings in sales and marketing, general and administrative, and research and development. Brand and Product Portfolio In the fourth quarter of 2022 the Spinach® brand continued to organically expand market share in the edibles category in Canada. According to Hifyre data, Spinach® edibles held an approximate 15.9% market share, which expands to approximately 20.9% within the gummy category, during the fourth quarter of 2022. Furthermore, five SOURZ by Spinach® gummies ranked in the top-10 of all Canadian SKUs by market share. As of January 2023, Spinach® was the number one edible brand in Canada, according to Hifyre data. In December 2022, the Company expanded its rare cannabinoid edible line-up under the Spinach FEELZ™ brand, with the introduction of a new CBC gummy, Spinach FEELZ™ Mango Lime 1:3 THC + CBC. These gummies are the first CBC gummy product in Canada and the first to feature a 1:3 ratio of THC to CBC. Cronos revamped its vape portfolio in 2022, including the addition of 1-gram vapes, new and exciting flavors based off of well performing flower strains and multiple rare cannabinoid SKUs, including CBG and CBN. In the fourth quarter, Spinach® rose to be the number six vape brand, capturing 4.8% market share according to Hifyre data. This result was led by the best performing Spinach® product, the Blueberry Dynamite 1-gram vape. In the fourth quarter of 2022, Cronos continued to innovate and improve its pre-roll and flower portfolio under the Spinach® brand with the launch of new and exciting high potency strains in Canada. Cronos launched two new strains across various formats: Kiwi Lime Punch and Green Monster Breath. In Israel, we continue to execute by growing brand awareness with PEACE NATURALS®. Cronos is focused on continuing to bring new and exciting cannabis flower strains powered by our genetic breeding program to the Israeli medical market, such as Cocoa Bomba and Miami Sky. Intellectual Property Initiatives In November and December 2022, Cronos achieved equity milestones for cannabichromenic acid (“CBCA”) and cannabichromevarinic acid (“CBCVA”), respectively, under its strategic partnership (the “Ginkgo Strategic Partnership”) with Ginkgo Bioworks Holdings, Inc. (NYSE:DNA) (“Ginkgo”). The Company is pleased to have achieved milestones for three rare cannabinoids through the fermentation process in 2022. Global Supply Chain Cronos Growing Company Inc. (“Cronos GrowCo”) reported to the Company preliminary unaudited net revenue to licensed producers excluding sales to the Company in the fourth quarter and full-year 2022 of approximately $2.4 million and $21.0 million, respectively. GrowCo’s performance on cultivation continues to be strong, hitting north of 30% THC potency on recent harvests, which is a testament to our joint venture’s complementary capabilities in cultivation and downstream processing and the Company’s investment in genetic breeding and tissue culture. The Company's 50% share of GrowCo’s net income, which is accounted for under the equity method of accounting, equated to $3.1 million in 2022. Cronos previously provided GrowCo with a credit facility, which currently has approximately $73.8 million outstanding following the repayment of principal of $3.1 million by GrowCo as of December 2022. In addition to principal repayment, Cronos also received $2.2 million in interest payments from GrowCo in 2022, which totals approximately $5.2 million in cash payments to Cronos in 2022. Appointments In November 2022, Cronos appointed James Holm as Chief Financial Officer after nearly two decades of finance and accounting experience at leading companies across industries. He most recently served as the Global Vice President of Finance Transformation at Vertiv, a global provider of critical digital infrastructure and continuity solutions, where he led the company’s centralization, standardization and optimization to a Global Shared Service hub for finance processes. Before joining Vertiv, Mr. Holm served as Finance Leader, Finance Solutions & Process Transformation Organization at Worldpay, one of the largest global payment processors. There he drove financial reporting accuracy, capabilities and enhancements across the company. Earlier in his career, he held multiple positions of increasing seniority in the finance department during his eight-year tenure at Procter and Gamble.

Rest of World Results

Cronos' ROW reporting segment includes results of the Company's operations for all markets outside of the U.S.

(in thousands of USD)	Three months ended December 31,		Change		Year ended December 31,		Change	
	2022	2021	$	%	2022	2021	$	%
Cannabis flower	$ 15,555	$ 18,857	$ (3,302)	(18)%	$ 63,593	$ 55,194	$ 8,399	15 %
Cannabis extracts	6,325	3,787	2,538	67 %	22,522	$ 8,807	13,715	156 %
Other	153	45	108	240 %	634	$ 560	74	13 %
Net revenue	22,033	22,689	(656)	(3)%	86,749	64,561	22,188	34 %
Cost of sales	20,773	20,287	486	2 %	71,313	70,193	1,120	2 %
Inventory write-down	—	—	—	N/A	—	11,961	(11,961)	(100)%
Gross profit	$ 1,260	$ 2,402	$ (1,142)	(48)%	$ 15,436	$(17,593)	$ 33,029	188 %
Gross margin	6 %	11 %	N/A	(5)pp	18 %	(27)%	N/A	45 pp

Fourth Quarter 2022

- Net revenue of $22.0 million in Q4 2022 decreased by $0.7 million from Q4 2021. The decrease year-over-year was primarily driven by a decrease in cannabis flower revenue in Canada driven by adverse price/mix shift and the impact of the weakened Canadian dollar against the U.S. dollar during the period, partially offset by higher cannabis extract sales in Canada and cannabis flower sales in Israel.
- Gross profit of $1.3 million in Q4 2022 declined by $1.1 million from Q4 2021. The decline year-over-year was primarily driven by lower fixed absorption and packaging changes, partially offset by increased cannabis flower revenue in Israel, and higher cannabis extract sales in Canada, which carry a higher gross margin than other product categories, and lower cannabis biomass costs.

Full-Year 2022

- Net revenue of $86.7 million in Full-Year 2022 increased by $22.2 million from Full-Year 2021. The increase year-over-year was primarily driven by growth in cannabis flower revenue in the Israeli medical market and higher cannabis extract sales in the Canadian adult-use market, partially offset by lower cannabis flower sales in Canada driven by an adverse price/mix shift and the impact of the weakened Canadian dollar against the U.S. dollar during the period.
- Gross profit of $15.4 million in Full-Year 2022 improved by $33.0 million from Full-Year 2021. The improvement year-over-year was primarily driven by increased cannabis flower revenue in Israel, and higher cannabis extract sales in Canada, which carry a higher gross margin than other product categories, the absence of inventory write-downs in 2022 and lower cannabis biomass costs. The improvements were partially offset by lower fixed cost absorption.

United States Results

Cronos' U.S. reporting segment includes results of the Company's operations for all brands and products in the U.S.

(in thousands of USD)	Three months ended December 31,		Change		Year ended December 31,		Change	
	2022	2021	$	%	2022	2021	$	%
Net revenue	$ 854	$ 3,106	$ (2,252)	(73)%	$ 5,155	$ 9,874	$ (4,719)	(48)%
Cost of sales	2,348	3,565	(1,217)	(34)%	8,622	9,815	(1,193)	(12)%
Gross profit	$ (1,494)	$ (459)	$ (1,035)	(225)%	$ (3,467)	$ 59	$ (3,526)	N/M
Gross margin	(175)%	(15)%	N/A	(160)pp	(67)%	1 %	N/A	(68)pp

Fourth Quarter 2022

- Net revenue of $0.9 million in Q4 2022 decreased by $2.3 million from Q4 2021. The decrease year-over-year was primarily driven by a reduction in sales as a result of a decrease in promotional spending and SKU rationalization efforts as the Company implemented the Realignment with respect to the U.S. segment.
- Gross profit of $(1.5) million in Q4 2022 decreased by $1.0 million from Q4 2021. The decrease year-over-year was primarily due to lower sales volumes and increased inventory reserves associated with discontinued products as we transition away from beauty products and focus on adult-use product formats.

Full-Year 2022

- Net revenue of $5.2 million in Full-Year 2022 decreased by $4.7 million from Full-Year 2021. The decrease year-over-year was primarily due to a decrease in promotional spending and SKU rationalization efforts as the Company implemented the Realignment with respect to the U.S. segment.
- Gross profit of $(3.5) million in Full-Year 2022 decreased by $3.5 million from Full-Year 2021. The decrease year-over-year was primarily due to lower sales volumes and increased inventory reserves associated with discontinued products as we transition away from beauty products and focus on adult-use product formats.

Conference Call

The Company will host a conference call and live audio webcast on Tuesday, February 28, 2023, at 8:30 a.m. ET to discuss 2022 Fourth Quarter and Full-Year business results. An audio replay of the call will be archived on the Company's website for replay. Instructions for the live audio webcast are provided on the Company's website at: *https://ir.thecronosgroup.com/events-presentations.*

About Cronos Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS® and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com. Forward-Looking Statements This press release contains information that constitutes forward-looking information and forward-looking statements within the meaning of applicable securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact. Forward-Looking Statements include, but are not limited to, statements with respect to: • expectations related to the Realignment and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto; • the timing of the change in the nature of operations at the Peace Naturals Campus and the expected costs and benefits from the wind-down of cultivation and certain production activities at the Peace Naturals Campus; • our ability to effectively wind-down cultivation and certain production activities at the Peace Naturals Campus in an organized fashion and acquire raw materials from other suppliers, including Cronos Growing Company Inc. (“Cronos GrowCo”), and the costs and timing associated therewith; • expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership (the “Ginkgo Strategic Partnership”) with Ginkgo Bioworks Holdings, Inc. (“Ginkgo”); • our ability or plans to identify, develop, commercialize or expand our technology and research and development (“R&D”) initiatives in cannabinoids, or the success thereof; • expectations regarding revenues, expenses, gross margins and capital expenditures; • expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses; • the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets; • the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized; • the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof; • our ability to successfully create and launch brands and further create, launch and scale U.S. hemp-derived cannabinoid consumer products and cannabis products; • the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids; • laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of United States (“U.S.”) state and federal law to U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Food and Drug Administration (the “FDA”), the U.S. Drug Enforcement Administration (the “DEA”), the U.S. Federal Trade

Commission (the “FTC”), the U.S. Patent and Trademark Office (the “PTO”) and any state equivalent regulatory agencies over U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products; • the laws and regulations and any amendments thereto relating to the U.S. hemp industry in the U.S., including the promulgation of regulations for the U.S. hemp industry by the U.S. Department of Agriculture (the “USDA”) and relevant state regulatory authorities; • the anticipated benefits and impact of Altria Group Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018; • uncertainties as to our ability to exercise our option (the “PharmaCann Option”) in PharmaCann Inc. (“PharmaCann”), in the near term or the future, in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann; • expectations regarding the implementation and effectiveness of key personnel changes; • expectations regarding acquisitions and dispositions and the anticipated benefits therefrom; • our ability to timely and effectively remediate any material weaknesses in our internal control over financial reporting; • expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill; • the uncertainties associated with the COVID-19 pandemic, including our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue our production, distribution and sale of our products, and demand for and the use of our products by consumers; • the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows; • our compliance with the terms of the settlement with the SEC (the “SEC Order”) and the settlement with the Ontario Securities Commission (the “OSC Settlement”), including complying with any recommendations made by the independent consultant appointed pursuant to the SEC Order (the “Consultant”); and • the impact of the loss of our ability to rely on private offering exemptions under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and the loss of our status as a well-known seasoned issuer, each as a result the SEC Order. Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below. The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and employee turnover related thereto; (ii) our ability to efficiently and effectively wind-down our cultivation and certain production activities at the Peace Naturals Campus, receive the benefits of the change in the nature of our operations at our Peace Naturals Campus and acquire raw materials on a timely and cost-effective basis from third parties, including Cronos GrowCo; (iii) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our acquisitions and strategic investments; (iv) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (v) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (vi) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (vii) consumer interest in our products; (viii) competition; (ix) anticipated and unanticipated costs; (x) our ability to generate cash flow from operations; (xi) our ability to conduct operations in a safe, efficient and effective manner; (xii) our ability to hire and retain qualified staff, and acquire equipment and services in a timely and cost-efficient manner; (xiii) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; (xiv) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xv) our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic and the ability to continue our production, distribution and sale of our products and customer demand for and use of our products; (xvi) general economic, financial market, regulatory and political conditions in which we operate; (xvii) management’s perceptions of historical trends, current conditions and expected future developments; and (xviii) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct. By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this Annual Report and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, that we may not be able to wind-down cultivation and certain production activities at the Peace Naturals Campus in a disciplined manner or achieve the anticipated benefits of the change in the nature of our operations or be able to access raw materials on a timely and cost- effective basis from third-parties, including Cronos GrowCo; the risk that the COVID-19 pandemic and the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; the risks that our Realignment, the change in the nature of our operations at the Peace Naturals Campus and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; levels of revenues; the lack of consumer demand for our cannabis and U.S. hemp products; our inability to manage disruptions in credit markets or changes to our credit ratings; unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; growth opportunities not turning out as expected; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realizing the anticipated benefits of the transaction with PharmaCann; dilution of our fully-diluted ownership of PharmaCann and the loss of our rights as a result of that dilution; a delay in our remediation of material weaknesses in our internal control over financial reporting and the improvement of our control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements. Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements. As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc. Consolidated Balance Sheets (In thousands of U.S. dollars) As of December 31, 2022 As of December 31, 2021 Assets (Audited) (Audited) Current assets Cash and cash equivalents $ 764,644 $ 886,973 Short-term investments 113,077 117,684 Accounts receivable, net 23,113 22,067 Other receivables 5,767 5,765 Current portion of loans receivable, net 8,890 5,460 Inventory, net 37,559 32,802 Prepaids and other current assets 7,106 8,967 Total current assets 960,156 1,079,718 Equity method investments, net 18,755 16,764 Other investments 70,993 118,392 Non-current portion of loans receivable, net 72,345 80,635 Property, plant and equipment, net 60,557 74,070 Right-of-use assets 2,273 8,882 Goodwill 1,033 1,098 Intangible assets, net 26,704 18,079 Other 193 100 Total assets $ 1,213,009 $ 1,397,738 Liabilities Current liabilities Accounts payable $ 11,163 $ 11,113 Income taxes payable 32,956 105 Accrued liabilities 22,268 25,636 Current portion of lease obligation 1,330 2,711 Derivative liabilities 15 14,375 Current portion due to non-controlling interests 384 433 Total current liabilities 68,116 54,373 Non-current portion due to non-controlling interests 1,383 1,913 Non-current portion of lease obligation 2,546 7,095 Deferred income tax liability — 81 Total liabilities 72,045 63,462 Shareholders’ equity Share capital 611,318 595,497 Additional paid-in capital 42,682 32,465 Retained earnings 490,682 659,416 Accumulated other comprehensive income (loss) (797) 49,865 Total equity attributable to shareholders of Cronos Group 1,143,885 1,337,243 Non-controlling interests (2,921) (2,967) Total shareholders’ equity 1,140,964 1,334,276 Total liabilities and shareholders’ equity $ 1,213,009 $ 1,397,738

Cronos Group Inc.

Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)

(In thousands of U.S. dollars, except share and per share amounts)

	Year ended December 31,		
	2022	2021	2020
Net revenue, before excise taxes	$ 114,456	$ 89,486	$ 54,353
Excise taxes	(22,552)	(15,051)	(7,634)
Net revenue	91,904	74,435	46,719
Cost of sales	79,935	80,008	46,497
Inventory write-down	—	11,961	26,055
Gross profit	11,969	(17,534)	(25,833)
Operating expenses			
Sales and marketing	22,282	44,937	34,386
Research and development	13,381	23,331	20,366
General and administrative	71,178	96,482	80,569
Restructuring costs	5,333	—	—
Share-based compensation	15,115	10,151	15,361
Depreciation and amortization	6,025	4,484	2,872
Impairment loss on goodwill and indefinite-lived intangible assets	—	236,056	40,000
Impairment loss on long-lived assets	3,493	127,619	0
Total operating expenses	136,807	543,060	193,554
Operating loss	(124,838)	(560,594)	(219,387)
Other income (expense)			
Interest income, net	22,537	9,071	18,415
Gain on revaluation of derivative liabilities	14,060	151,360	129,254
Share of income (loss) from equity method investments	3,114	(6,313)	(4,510)
Gain (loss) on revaluation of financial instruments	14,739	8,611	(9)
Impairment loss on other investments	(61,392)	—	—
Foreign currency transaction loss	(2,286)	—	—
Gain on disposal of other investments	—	—	4,789
Other, net	(493)	730	(1,825)
Total other income (expense)	(9,721)	163,459	146,114
Loss before income taxes	(134,559)	(397,135)	(73,273)
Income tax expense (benefit)	34,175	(431)	1,347
Loss from continuing operations	(168,734)	(396,704)	(74,620)
Loss from discontinued operations	—	(500)	(650)
Net loss	(168,734)	(397,204)	(75,270)
Net loss attributable to non-controlling interest	—	(1,097)	(2,133)
Net loss attributable to Cronos Group	$ (168,734)	$ (396,107)	$ (73,137)
Comprehensive income (loss)			
Net loss	$ (168,734)	$ (397,204)	$ (75,270)
Foreign exchange gain (loss) on translation	(50,616)	8,192	14,951
Comprehensive loss	(219,350)	(389,012)	(60,319)
Comprehensive income (loss) attributable to non-controlling interests	46	229	(2,343)
Comprehensive loss attributable to Cronos Group	$ (219,396)	$ (389,241)	$ (57,976)
Net loss from continuing operations per share			
Basic	$ (0.45)	$ (1.07)	$ (0.21)
Diluted	$ (0.45)	$ (1.07)	$ (0.21)
Weighted average number of outstanding shares			
Basic	376,961,797	370,390,965	351,576,848
Diluted	376,961,797	370,390,965	351,576,848

Three months ended December 31, 2022 2021 Net revenue, before excise taxes $ 29,912 $ 31,394 Excise taxes (7,025) (5,599) Net revenue 22,887 25,795 Cost of sales 23,121 23,852 Inventory write-down — — Gross profit (234) 1,943 Operating expenses Sales and marketing 5,765 10,653 Research and development 2,471 6,557 General and administrative 14,638 19,613 Restructuring costs 455 — Share-based compensation 4,548 2,420 Depreciation and amortization 1,608 1,455 Impairment loss on goodwill and indefinite-lived intangible assets — 1,000 Impairment loss on long-lived assets — 122,880 Total operating expenses 29,485 164,578 Operating loss (29,719) (162,635) Other income (expense) Interest income, net 9,507 2,385 Gain (loss) on revaluation of derivative liabilities (144) 20,070 Share of loss from equity method investments (964) (2,141) Gain (loss) on revaluation of financial instruments (4,466) 8,463 Impairment loss on other investments (21,182) — Foreign currency transaction gain 51 — Other, net 63 (306) Total other income (expense) (17,135) 28,471 Loss before income taxes (46,854) (134,164) Income tax expense (benefit) 32,003 (272) Loss from continuing operations (78,857) (133,892) Loss from discontinued operations — — Net loss (78,857) (133,892) Net income (loss) attributable to non-controlling interest 27 (255) Net loss attributable to Cronos Group $ (78,884) $ (133,637) Comprehensive income (loss) Net loss $ (78,857) $ (133,892) Foreign exchange gain on translation 18,140 1,256 Comprehensive income (60,717) (132,636) Comprehensive income (loss) attributable to non-controlling interests (16) 62 Comprehensive loss attributable to Cronos Group $ (60,701) $ (132,698) Net loss from continuing operations per share Basic $ (0.21) $ (0.36) Diluted $ (0.21) $ (0.36) Weighted average number of outstanding shares Basic 378,626,176 374,227,930 Diluted 378,626,176 374,227,930

Cronos Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) Year ended December 31, 2022 2021 2020 Operating activities Net loss $ (168,734) $ (397,204) $ (75,270) Adjustments to reconcile net loss to net cash used in operating activities: Share-based compensation 15,115 10,151 15,361 Depreciation and amortization 13,122 15,402 7,045 Impairment loss on goodwill and indefinite-lived intangible assets — 236,056 40,000 Impairment loss on long-lived assets 3,493 127,619 — Impairment loss on other investments 61,392 — — (Income) loss from investments (17,853) (1,974) 4,510 Gain on revaluation of derivative liabilities (14,060) (151,360) (129,254) Changes in expected credit losses on long-term financial assets (662) 12,202 2,437 Gain on disposal of investments — — (4,789) Non-cash sales and marketing 341 1,383 2,863 Foreign currency transaction loss 2,286 — — Other non-cash operating activities, net (4,051) (3,886) (123) Changes in operating assets and liabilities: Accounts receivable, net (2,711) (13,163) (4,724) Other receivables (833) 3,838 (5,300) Prepaids and other current assets 996 3,102 — Inventory, net (7,217) 11,565 (735) Accounts payable (863) (1,597) (2,784) Income taxes payable 34,212 (776) 839 Accrued liabilities (2,921) (4,974) 5,053 Net cash used in operating activities (88,948) (153,616) (144,871) Investing activities Proceeds from short-term investments 268,870 215,303 296,730 Purchase of short-term investments (271,378) (119,610) (201,326) Purchase of investments — (110,392) — Dividend proceeds 384 — — Repayments (advances) on loan receivables 5,246 (4,967) (44,652) Purchase of property, plant and equipment, net of disposals (3,451) (11,144) (31,412) Purchase of intangible assets, net of disposals (1,581) (1,118) (3,979) Other investing activities 68 3,030 4,789 Net cash provided by (used in) investing activities (1,842) (28,898) 20,150

Year ended December 31, 2022 2021 2020 Financing activities Advance to non-controlling interests — — (1,019) Withholding taxes paid on equity awards (2,829) (13,458) (2,148) Other financing activities, net (68) 16 116 Net cash used in financing activities (2,897) (13,442) (3,051) Effect of foreign currency translation on cash and cash equivalents (28,642) 4,906 6,102 Net change in cash and cash equivalents (122,329) (191,050) (121,670) Cash and cash equivalents, beginning of period 886,973 1,078,023 1,199,693 Cash and cash equivalents, end of period $ 764,644 $ 886,973 $ 1,078,023 Supplementary cash flow information: Interest received 15,548 8,988 18,105 Taxes paid 177 892 —

Non-GAAP Measures Cronos reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below. Adjusted EBITDA Management reviews Adjusted EBITDA, a non-GAAP measure which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance of our operating segments. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of income (loss) from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; transaction costs related to strategic projects; impairment loss on other investments; foreign currency transaction loss; other, net; loss from discontinued operations; restructuring costs; share-based compensation; and financial statement review costs and reserves related to the restatements of the Company's 2019 and 2021 interim financial statements (the “Restatements”), including the costs related to the settlement of the SEC's and the OSC's investigations of the Restatements and legal costs defending shareholder class action complaints brought against the Company as a result of the 2019 restatement. Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. The following tables set forth a reconciliation of Net income (loss) as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated: (in thousands of U.S. dollars) Year ended December 31, 2022 United States Rest of World Corporate Total Net loss $ (84,194) $ (54,129) $ (30,411) $ (168,734) Interest income, net (4,518) (18,019) — (22,537) Income tax expense — 34,175 — 34,175 Depreciation and amortization 1,485 11,637 — 13,122 EBITDA (87,227) (26,336) (30,411) (143,974) Share of income from equity method investments — (3,114) — (3,114) Impairment loss on long-lived assets(ii) — 3,493 — 3,493 Gain on revaluation of derivative liabilities(iii) — (14,060) — (14,060) Gain on revaluation of financial instruments(iv) — (14,739) — (14,739) Impairment loss on other investment(vi) 61,392 — — 61,392 Foreign currency transaction loss — 2,286 — 2,286 Other, net(vii) 169 324 — 493 Restructuring costs(ix) 1,788 3,545 — 5,333 Share-based compensation(x) 3,744 11,371 — 15,115 Financial statement review costs(xi) — — 7,167 7,167 Adjusted EBITDA $ (20,134) $ (37,230) $ (23,244) $ (80,608)

(in thousands of U.S. dollars) Year ended December 31, 2021 United States Rest of World Corporate Total Net loss $ (283,883) $ (81,811) $ (31,510) $ (397,204) Interest income, net (40) (9,031) — (9,071) Income tax expense (89) (342) — (431) Depreciation and amortization 917 14,485 — 15,402 EBITDA (283,095) (76,699) (31,510) (391,304) Share of loss from equity method investments — 6,313 — 6,313 Impairment loss on goodwill and indefinite-lived intangible assets(i) 236,019 37 — 236,056 Impairment loss on long-lived assets(ii) 2,955 124,664 — 127,619 Gain on revaluation of derivative liabilities(iii) — (151,360) — (151,360) Gain on revaluation of financial instruments(iv) — (8,611) — (8,611) Transaction costs(v) — — 3,801 3,801 Other, net(vii) 3 (733) — (730) Loss from discontinued operations(viii) — 500 — 500 Share-based compensation(x) 3,401 6,750 — 10,151 Financial statement review costs(xi) — — 7,102 7,102 Adjusted EBITDA $ (40,717) $ (99,139) $ (20,607) $ (160,463) (in thousands of U.S. dollars) Three months ended December 31, 2022 United States Rest of World Corporate Total Net loss $ (24,257) $ (50,201) $ (4,399) $ (78,857) Interest income, net (2,645) (6,862) — (9,507) Income tax expense — 32,003 — 32,003 Depreciation and amortization 270 2,353 — 2,623 EBITDA (26,632) (22,707) (4,399) (53,738) Share of loss from equity method investments — 964 — 964 Loss on revaluation of derivative liabilities(iii) — 144 — 144 Loss on revaluation of financial instruments(iv) — 4,466 — 4,466 Impairment loss on other investment(vi) 21,182 — — 21,182 Foreign currency transaction gain — (51) — (51) Other, net(vii) 10 (73) — (63) Restructuring costs(ix) 306 149 — 455 Share-based compensation(x) 827 3,721 — 4,548 Financial statement review costs(xi) — — 881 881 Adjusted EBITDA $ (4,307) $ (13,387) $ (3,518) $ (21,212)

(in thousands of U.S. dollars)	Three months ended December 31, 2021			
	United States	**Rest of World**	**Corporate**	**Total**
Net loss	$ (10,445)	$ (116,489)	$ (6,958)	$ (133,892)
Interest income, net	(13)	(2,372)	—	(2,385)
Income tax expense	(89)	(183)	—	(272)
Depreciation and amortization	381	6,110	—	6,491
EBITDA	(10,166)	(112,934)	(6,958)	(130,058)
Share of loss from equity method investments	—	2,141	—	2,141
Impairment loss on goodwill and indefinite-lived intangible assets[(i)]	1,000	—	—	1,000
Impairment loss on long-lived assets[(ii)]	—	122,880	—	122,880
Gain on revaluation of derivative liabilities[(iii)]	—	(20,070)	—	(20,070)
Gain on revaluation of financial instruments[(iv)]	—	(8,463)	—	(8,463)
Other, net[(vii)]	3	303	—	306
Share-based compensation[(x)]	867	1,553	—	2,420
Financial statement review costs[(xi)]	—	—	2,487	2,487
Adjusted EBITDA	$ (8,296)	$ (14,590)	$ (4,471)	$ (27,357)

(i) For the three months and year ended December 31, 2021, impairment loss on goodwill and indefinite-lived intangible assets relates to impairment on goodwill and intangible assets related to our U.S. segment and impairment on an indefinite-lived trademark related to the ROW segment.

(ii) For the year ended December 31, 2022, impairment loss on long-lived assets related to the Company's decision to seek a sublease for leased office space in Toronto, Ontario, Canada during the first quarter of 2022. For the three months ended December 31, 2021, impairment loss on long-lived assets relates impairment to an impairment on property, plant and equipment in the U.S. segment. For the three months ended December 31, 2021, impairment loss on long-lived assets relates to impairment charges on property, plant and equipment and definite-lived intangible assets in the Canadian asset group, impairment charges for the differences between the consideration paid to Ginkgo for the achievement of two equity milestones in connection with the Ginkgo Collaboration Agreement and the fair values of the exclusive licenses for CBGA and for CBGVA. For the year ended December 31, 2021, impairment loss on long-lived assets relates to the aforementioned impairment charges related to the Canadian asset group and impairments on the two Ginkgo equity milestones as well as impairment on leased premises in the U.S. segment.

(iii) For the three months and years ended December 31, 2022 and 2021, (gain) loss on revaluation of derivative liabilities represents the fair value changes on the derivative liabilities.

(iv) For the three months and year ended December 31, 2022, (gain) loss on revaluation of financial instruments related primarily to the Company's equity securities in Vitura. For the three months and year ended December 31, 2021, gain on revaluation of financial instruments related primarily to revaluations of financial liabilities resulting from the Company's deferred share units.

(v) For the year ended December 31, 2021, transaction costs represent legal, financial and other advisory fees and expenses incurred in connection with various strategic investments. These costs are included in general and administrative expenses on the condensed consolidated statements of net income (loss) and comprehensive income (loss).

(vi) For the three months and year ended December 31, 2022, impairment loss on other investments related to the PharmaCann Option for the difference between its fair value and carrying amount.

(vii) For the year ended December 31, 2022, other, net primarily related to $646 loss on disposal of assets and $390 of dividends declared by Vitura on the Company's 55,176,065 ordinary shares in the capital of Vitura. For the three months and year ended December 31, 2021, other, net is primarily related to (gain) loss on reclassification of held-for-sale assets and (gain) loss on disposal of assets.

(viii) For the year ended December 31, 2021, loss from discontinued operations relates to the discontinuance of Original B.C. Ltd.

(ix) For the three months and year ended December 31, 2022, restructuring costs related to the employee-related severance costs and other restructuring costs associated with the Realignment, change in the nature of operations at the Peace Naturals Campus.

(x) For the three months and years ended December 31, 2022 and 2021, share-based compensation related to the vesting expenses of share-based compensation awarded to employees under the Company's share-based award plans.

(xi) For the three months and years ended December 31, 2022 and 2021, financial statement review costs include costs related to the restatements of the Company's 2019 interim financial statements and second quarter 2021 interim financial statements, costs related to the Company's responses to requests for information from various regulatory authorities relating to such restatements, the costs related to the Settlement Order and Settlement Agreement and legal costs defending shareholder class action complaints brought against the Company as a result of the 2021 and 2019 restatements.

Constant Currency

To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenues, gross profit, gross profit margin, operating expenses, net income (loss) and adjusted EBITDA for the three months and years ended December 31, 2022 as well as cash and cash equivalents and short-term investment balances as of December 31, 2022 compared to December 31, 2021, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the three-month and annual comparative periods in 2021 rather than the actual average exchange rates in effect during the respective current periods; constant currency current and prior comparative balance sheet information is translated at the prior year-end spot rate rather than the current period spot rate. All growth comparisons relate to the corresponding period in 2021. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our segments. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.

The table below sets forth certain measures of consolidated results from continuing operations on a constant currency basis for the three months and years ended December 31, 2022 compared to the three months and years ended December 31, 2021 as well as cash and cash equivalents and short-term investments as of December 31, 2022 and December 31, 2021, both on an as-reported and constant currency basis (in thousands):

	As Reported				As Adjusted for Constant Currency		
	Three months ended December 31,		As Reported Change		Three months ended December 31,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Net revenue	$ 22,887	$ 25,795	$ (2,908)	(11)%	$ 24,811	$ (984)	(4)%
Gross profit	(234)	1,943	(2,177)	(112)%	96	(1,847)	(95)%
Gross margin	(1)%	8 %	N/A	(9)pp	— %	N/A	(8)pp
Operating expenses	29,485	164,578	(135,093)	(82)%	31,328	(133,250)	(81)%
Net income (loss)	(78,857)	(133,892)	55,035	41 %	(80,954)	52,938	40 %
Adjusted EBITDA	(21,212)	(27,357)	6,145	22 %	(22,199)	5,158	19 %

	As Reported				As Adjusted for Constant Currency		
	Year ended December 31,		As Reported Change		Year ended December 31,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Net revenue	$ 91,904	$ 74,435	$ 17,469	23 %	$ 95,237	$ 20,802	28 %
Gross profit	11,969	(17,534)	29,503	168 %	12,571	30,105	172 %
Gross margin	13 %	(24)%	N/A	37 pp	13 %	N/A	37 pp
Operating expenses	136,807	543,060	(406,253)	(75)%	140,064	(402,996)	(74)%
Net loss	(168,734)	(397,204)	228,470	58 %	(170,888)	226,316	57 %
Adjusted EBITDA	(80,608)	(160,463)	79,855	50 %	(82,116)	78,347	49 %

	As of December 31,		As Reported Change		As of December 31,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Cash and cash equivalents	$ 764,644	$ 886,973	$ (122,329)	(14)%	$ 793,525	$ (93,448)	(11)%
Short-term investments	113,077	117,684	(4,607)	(4)%	120,246	2,562	2 %
Total cash and cash equivalents and short-term investments	$ 877,721	$ 1,004,657	$ (126,936)	(13)%	$ 913,771	$ (90,886)	(9)%

Net revenue

	As Reported				As Adjusted for Constant Currency		
	Three months ended December 31,		As Reported Change		Three months ended December 31,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Cannabis flower	$ 15,555	$ 18,857	$ (3,302)	(18)%	$ 17,009	$ (1,848)	(10)%
Cannabis extracts	7,179	6,893	286	4 %	7,637	744	11 %
Other	153	45	108	240 %	165	120	267 %
Net revenue	$ 22,887	$ 25,795	$ (2,908)	(11)%	$ 24,811	$ (984)	(4)%

	As Reported				As Adjusted for Constant Currency		
	Year ended December 31,		As Reported Change		Year ended December 31,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Cannabis flower	$ 63,593	$ 55,194	$ 8,399	15 %	$ 66,047	$ 10,853	20 %
Cannabis extracts	27,677	18,681	8,996	48 %	28,532	9,851	53 %
Other	634	560	74	13 %	658	98	18 %
Net revenue	$ 91,904	$ 74,435	$ 17,469	23 %	$ 95,237	$ 20,802	28 %

	As Reported				As Adjusted for Constant Currency		
	Three months ended December 31,		As Reported Change		Three months ended December 31,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Canada	$ 14,897	$ 17,862	$ (2,965)	(17)%	$ 16,009	$ (1,853)	(10)%
Israel	7,136	4,796	2,340	49 %	7,948	3,152	66 %
United States	854	3,106	(2,252)	(73)%	854	(2,252)	(73)%
Other countries	—	31	(31)	(100)%	—	(31)	(100)%
Net revenue	$ 22,887	$ 25,795	$ (2,908)	(11)%	$ 24,811	$ (984)	(4)%

	As Reported				As Adjusted for Constant Currency		
	Year ended December 31,		As Reported Change		Year ended December 31,	Constant Currency Change	
	2022	2021	$	%	2022	$	%
Canada	$ 56,233	$ 50,294	$ 5,939	12 %	$ 58,367	$ 8,073	16 %
Israel	30,516	13,376	17,140	128 %	31,715	18,339	137 %
United States	5,155	9,874	(4,719)	(48)%	5,155	(4,719)	(48)%
Other countries	—	891	(891)	(100)%	—	(891)	(100)%
Net revenue	$ 91,904	$ 74,435	$ 17,469	23 %	$ 95,237	$ 20,802	28 %

Foreign currency exchange rates

All currency amounts in this press release are stated in U.S. dollars ("USD"), which is our reporting currency, unless otherwise noted. All references to "dollars" or "$" are to USD. The assets and liabilities of the Company's foreign operations are translated into USD at the exchange rate in effect as of December 31, 2022, December 31, 2021 and December 31, 2020. Transactions affecting shareholders' equity are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and the consolidated statements of cash flows of the Company's foreign operations are translated into USD by applying the average foreign exchange rate in effect for the reporting period using Bloomberg.

The exchange rates used to translate from USD to Canadian dollars (“C$”) is shown below: (Exchange rates are shown as C$ per $) As of December 31, 2022 2021 2020 Average rate 1.3017 1.2541 1.3411 Spot rate 1.3554 1.2746 1.2751 For further information, please contact: Shayne Laidlaw Investor Relations Tel: (416) 504-0004 investor.relations@thecronosgroup.com